Registration No. 333-_____
As filed with the Securities and Exchange Commission on June 23, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933
AMERICA FIRST APARTMENT INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	47-0858301

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 100, 1004 Farnam Street
Omaha, Nebraska	68102

(Address of principal executive offices)	(Zip code)
AMERICA FIRST APARTMENT INVESTORS, INC.
2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

John H. Cassidy President & Chief Executive Officer America First Apartment Investors, Inc. Suite 100, 1004 Farnam Street
Omaha, Nebraska 68102	(402) 557-6360

(Name and address of agent for service)	(Telephone number, including area
code, of agent for service)
Copies to:
Steven P. Amen
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
(402) 346-6000
Calculation of Registration Fee

		Proposed Maximum		Proposed Maximum
Title of Securities	Amount to Be	Offering Price		Aggregate Offering		Amount of
to be Registered	Registered	Per Share		Price)		Registration Fee
Common Stock, par value $0.01 per share	750,000 shares previously registered(1)	$ N/A	(2)	$ N/A	(2)	$ N/A	(2)

     This Registration Statement is (i) a new Registration Statement; and (ii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-104433), as filed with the Securities and Exchange Commission on April 10, 2003 (the “2003 Registration Statement”). Pursuant to the 2003 Registration Statement, 750,000 shares of the Registrant’s Common Stock were registered for issuance under the Registrant’s 2002 Stock Option Plan (the “2002 Plan”).

(1)	This Registration Statement registers up to 750,000 shares of Common Stock which were previously registered under the 2003 Registration Statement for offer or sale under the 2002 Plan and which may be offered or sold under the 2006 Plan (the “Carried Forward Shares”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	The Carried Forward Shares were previously registered under the 2003 Registration Statement and a fee was paid with such 2003 Registration Statement; therefore, no filing fee with respect to the Carried Forward Shares is required pursuant to Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8. The Post-Effective Amendment to the 2003 Registration Statement is filed here to reallocate the Carried Forward Shares from the 2003 Registration Statement and to carry over the registration fees paid for the Carried Forward Shares from the 2003 Registration Statement.

EXPLANATORY STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO
FORM S-8
     America First Apartment Investors, Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of 750,000 shares of Common Stock, par value $0.01 per share, of the Registrant, which were previously registered (as further described below), pursuant to the America First Apartment Investors, Inc. 2002 Stock Option Plan (the “2002 Plan”). This Registration Statement is (i) a new Registration Statement; and (ii) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-104433), as filed with the Securities and Exchange Commission on April 10, 2003 (the “2003 Registration Statement”). The 750,000 shares of the Registrant’s Common Stock registered hereby were previously registered for issuance under the Registrant’s 2003 Registration Statement for offer and sale pursuant to the Registrant’s 2002 Stock Option Plan (the “2002 Plan”).
     The Registrant’s Board of Directors adopted, subject to stockholder approval, amendments to the 2002 Plan and renamed it the America First Apartment Investors, Inc. 2006 Equity Incentive Plan (as amended, the “2006 Plan”). On May 9, 2006, the 2006 Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders. The Registrant desires to have the shares of Common Stock registered hereunder and issuable pursuant to the 2006 Plan to include those shares of Common Stock described above whose offer and sale were registered under the 2003 Registration Statement. The shares carried over from the 2003 Registration Statement are no longer available for new awards under the 2002 Plan. The maximum number of shares of the Registrant’s common stock that can be issued under the 2006 Plan (in conjunction with shares issued under the 2002 Plan) may not exceed 750,000 which is the maximum number that could be issued under the 2002 Plan. This Registration Statement registers up to 750,000 shares of Common Stock which were previously registered under the 2003 Registration Statement for offer or sale under the 2002 Plan and which may be offered or sold under the 2006 Plan (the “Carried Forward Shares”). Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the 2006 Plan and the 2002 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
     Consequently, in accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available

Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8: (a) the Registrant is carrying over the Carried Forward Shares from the 2003 Registration Statement, of all which shares may be offered and sold under the 2006 Plan pursuant to this Registration Statement; (b) the registration fee allocable to the Carried Forward Shares carried over from the 2003 Registration Statement and paid in connection with the 2003 Registration Statement is carried over in this Registration Statement; and (c) the 2003 Registration Statement is being amended on a post-effective basis to disclose that all shares of Common Stock will be carried forward from the 2003 Registration Statement to this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.
* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, previously filed with the Securities and Exchange Commission by America First Apartment Investors, Inc. (the “Registrant”) pursuant to Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
     (a) the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 2005;
     (b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
     (c) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and
     (d) the description of the Registrant’s Capital Stock contained in Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-90690) filed with the Securities and Exchange Commission on September 20, 2002.
     Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by MGCL, Article Eighth, Paragraph (a)(5) of the Registrant’s Amended and Restated Articles of Incorporation provides for indemnification of the Registrant’s directors and officers, as follows:
     The Corporation may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (i) the Corporation shall indemnify its directors and officers, whether serving the Corporation, or at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.
     The Registrant’s Bylaws contain indemnification procedures that implement those of the Registrant’s Articles of Incorporation. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit or profit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.
     As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of the Registrant’s Articles of Incorporation provides for limitation of liability of the Registrant’s directors and officers as follows:
     To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.
     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper personal benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
     As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of the Registrant’s directors and officers against any liability asserted against such directors and officers in their capacities as such. The general effect to investors of any arrangement under which any of the Registrant’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in dividends resulting from the Registrant’s payment of premiums associated with insurance or payments of indemnification amounts.
Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits.
     The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit
Number	Description

4(a)	Specimen of Certificate of the Registrant’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)

Exhibit
Number	Description

4(b)	The Registrant’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 4, 2006)

5	Opinion of Kutak Rock LLP

23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)	Consent of Deloitte & Touche LLP

23(c)	Consent of KPMG LLP
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, That:
     Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on June 23, 2006.

AMERICA FIRST APARTMENT INVESTORS, INC.
By	/s/ John H. Cassidy
John H. Cassidy,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of June 23, 2006.

Signature	Title

/s/ Michael Yanney Michael Yanney	Chairman of the Board and Director

/s/ John H. Cassidy John H. Cassidy	President and Chief Executive Officer (Principal Executive Officer)

/s/ Paul L. Beldin Paul L. Beldin	Chief Financial Officer (Principal Financial Officer)

/s/ George J. Behringer George J. Behringer	Director

/s/ George V. Janzen George V. Janzen	Director

George H. Krauss	Director

Gregor Medinger	Director

/s/ Lisa Y. Roskens Lisa Y. Roskens	Director

/s/ Steven W. Seline Steven W. Seline	Director

EXHIBIT INDEX

Exhibit
Number	Description

4(a)	Specimen of Certificate of the Registrant’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4 (Commission file No. 333-90690) dated June 18, 2002)

4(b)	The Registrant’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit B of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 4, 2006)

5	Opinion of Kutak Rock LLP

23(a)	Consent of Kutak Rock LLP (contained in its opinion filed as Exhibit 5)

23(b)	Consent of Deloitte & Touche LLP

23(c)	Consent of KPMG LLP